Exhibit 10.17

Name: [	]

Employee Badge ID: [_   ]

NONQUALIFIED STOCK OPTION AGREEMENT

under the

V SOLAR HOLDINGS, INC. 2013 OMNIBUS INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) by and between V Solar Holdings, Inc., a Delaware corporation (the “Company”), and the individual named on the signature page hereto (the “Participant”) is made as of the date set forth on such signature page. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

R E C I T A L S:

WHEREAS, the Company has adopted the 2013 Omnibus Incentive Plan attached hereto as Exhibit A, and as may be amended or supplemented from time to time in accordance with the terms thereof (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Company and its stockholders to grant the Options (as defined below) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.Grant of Options. (a) The Company hereby grants to the Participant on the date of grant set forth on the signature page hereto (the “Date of Grant”) the right and option to purchase, on the terms and conditions hereinafter set forth, the number of shares of Common Stock set forth on the signature page hereto (the “Options”), subject to adjustment as set forth in the Plan and this Agreement. The exercise price per Share subject to the Options shall be the “Exercise Price” specified on the signature page hereto. Each Option is intended to be a nonqualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Code.

(b) The Options shall vest and become exercisable in accordance with Schedules A-1, A-2, and A-3 attached hereto. Any Option which has become vested in accordance with the foregoing shall be referred to as a “Vested Option”, and any Option which is not a Vested Option, an “Unvested Option”.

2.	Exercise of Options; Termination of Employment.

(a)Termination of Employment. If the Participant’s Employment terminates for any reason, the Unvested Options shall be immediately canceled by the Company without consideration and the Vested Options shall remain exercisable for the period set forth in Section 2(b).

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(b)Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any of the Vested Options at any time prior to the tenth anniversary of the Date of Grant (the “Expiration Date”). Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, if a Restricted Covenant Violation occurs, or in the event the Participant engages in Competitive Activity not constituting a Restrictive Covenant Violation, the Vested Options shall remain exercisable for the applicable period set forth below:

(i)Death or Disability. If the Participant’s Employment is terminated due to the Participant’s death or by the Company due to the Participant’s Disability, the Participant may exercise the Vested Options during the period ending on the earlier of (x) one year following such termination of Employment and (y) the Expiration Date;

(ii)Termination by the Company Other than with Cause and Other than Due to Death or Disability. If the Participant’s Employment is terminated by the Company not with Cause and not due to the Participant’s death or Disability, the Participant may exercise the Vested Options during the period ending on the earlier of (x) 60 days following such termination of Employment and (y) the Expiration Date;

(iii)Resignation by the Participant. If the Participant’s Employment is terminated by the Participant while grounds for a termination by the Company with Cause do not exist, the Participant may exercise the Vested Options during the period ending on the earlier of (x) 30 days following such termination of Employment and (y) the Expiration Date;

(iv)Termination with Cause; Resignation When Grounds for Cause Exist; Restricted Activity; Competitive Activity. If (A) the Participant’s Employment is terminated by the Company with Cause, (B) the Participant’s Employment is terminated by the Participant during or following the existence of grounds for a termination by the Company with Cause, (C) a Restrictive Covenant Violation has occurred, or (D) the Participant engages in Competitive Activity not constituting a Restrictive Covenant Violation, the Vested Options shall immediately terminate in full and cease to be exercisable (notwithstanding any other provision in this Section 2(b)).

(c)	Method of Exercise and Form of Payment.

(i)Subject to Section 2(b) of this Agreement and Section 7(d) of the Plan, the Vested Options may be exercised (in whole or in part) by delivering written or electronic notice to the Company (or electronic or telephonic instructions to the extent provided by the Committee) at its principal office of intent to so exercise (an “Exercise Notice”); provided, that an Option may be exercised with respect to whole shares of Common Stock only, and provided, further, that any fractional shares of Common Stock shall be settled in cash. The Exercise Notice shall specify the number of shares of Common Stock for which the Option is being exercised and shall be accompanied by payment in full of the Exercise Price. The payment of the Exercise Price may be made at the election of the Participant (A) in cash or its equivalent (e.g., by check or, if permitted by the Committee, a full-recourse promissory note), or (B) if permitted by the

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Committee, (1) in shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Common Stock being purchased and satisfying such other reasonable requirements as may be imposed by the Committee; provided, that such shares of Common Stock have been held by the Participant for any period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles and provided, further, that such shares of Common Stock are not subject to any pledge or other security interest (2) partly in cash and partly in such shares, (3) if there is a public market for the shares of Common Stock at such time, to the extent permitted by the Committee and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for such shares of Common Stock being purchased, or (4) using a net settlement mechanism whereby the number of shares of Common Stock delivered upon the exercise of the Option will be reduced by a number of shares of Common Stock that has a Fair Market Value equal to the Exercise Price. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to shares of Common Stock subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of the Option and/or the shares of Common Stock subject to such Option, under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable; provided, that the Company shall use commercially reasonable efforts to take such actions as are necessary and appropriate to register or qualify for exemption the shares of Common Stock subject to the Option so it may be exercised.

(iii)Upon the Company’s determination that an Option has been validly exercised as to any of the shares of Common Stock subject to such Option, the Company may issue certificates in the Participant’s name for such shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)In the event of the Participant’s death, exercise of the Vested Options (to the extent exercisable pursuant to Section 2), and all other rights of the Participant under this Agreement (including Section 3(a)) shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

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(v)As a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Shareholders Agreement in the form attached hereto as Exhibit B, or as may be entered into by and among Parent, the Company, and the Company’s shareholders and amended or supplemented from time to time in accordance with the terms thereof, the “Shareholders Agreement”) (provided that, if the Participant is already a party to the Shareholders Agreement, then the shares of Common Stock acquired under the Option shall automatically become subject to such agreements without any further action).

3.	Certain Sales Upon Termination of Employment.

(a)	Put Option.

(i)Prior to a Public Offering, if the Participant’s Employment with the Company and its Subsidiaries is terminated (x) due to the death of the Participant or

(y)by the Company and its Subsidiaries as a result of the Disability of the Participant, then the Participant and the Participant’s Permitted Transferees (as defined in Section 9 hereof, and together with the Participant hereinafter sometimes collectively referred to as the “Participant’s Family Group”) shall have the right, subject to the provisions of Section 4 hereof, for 180 days following the later of (A) the date that is 210 days after the date of termination of Participant’s Employment and (B) the date that is six months and one day after any Vested Option is exercised, to sell to the Company (the “Put Right”), and the Company shall be required to purchase (subject to the provisions of Section 4 hereof), on one occasion from each member of the Participant’s Family Group, all (but not less than all) of the shares of Common Stock acquired pursuant to the exercise of the Vested Options then held by the Participant’s Family Group at a price per Share equal to Fair Market Value of such shares (measured as of the date that the relevant election to purchase such shares is delivered (the “Repurchase Notice Date”)). In order to exercise its rights with respect to shares of Common Stock pursuant to this Section 3(a)(i), the Participant’s Family Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other shares of Common Stock of the Company held by the Participant’s Family Group in accordance with the terms of the agreements pursuant to which such other shares were acquired from the Company.

(ii)If the Participant’s Family Group desires to exercise the Put Right, the members of the Participant’s Family Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their shares of Common Stock pursuant to Section 3(a)(i), which notice shall include the signature of each member of the Participant’s Family Group. Subject to the provisions of Section 4(a), the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

(b)Call Option.

(i)If the Participant’s Employment terminates for any reason or in the event of a Restrictive Covenant Violation or the Participant’s engaging in a Competitive

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Activity, the Company shall have the right and option, but not the obligation, to purchase any or all of the shares of Common Stock held by the Participant and the Participant’s Family Group, during either of the one-year periods following each of (x) the date of termination of Participant’s Employment, (y) the date on which a Restrictive Covenant Violation or Competitive Activity occurs (or, if later, the date on which the Board has actual knowledge thereof) or (z) the date that is six months and one day after the date on which the Participant acquires such share of Common Stock pursuant to the exercise of a Vested Option (or such later date as is necessary in order to avoid the application of adverse accounting treatment to the Company) (the “Call Option”), in each case, at a price per Share determined as follows (it being understood that if shares of Common Stock subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the shares of Common Stock subject to repurchase hereunder at the lower price):

(A)Death or Disability. If the Participant’s Employment is terminated

(x)due to the death of the Participant or (y) by the Company and its Subsidiaries as a result of the Disability of the Participant, then the purchase price per Share will be Fair Market Value (measured as of the Repurchase Notice Date);

(B)Termination with Cause; Resignation when Grounds Exist for Cause; Early Resignation. If the Participant’s Employment is terminated (x) by the Company or any of its Subsidiaries with Cause, (y) by the Participant at a time when grounds exist for a termination with Cause, or (z) by the Participant prior to November 16, 2014 (or, if the Participant commences Employment after November 16, 2012, prior to the second anniversary of the Participant’s date of hire), then the purchase price per Share will be the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost;

(C)Termination without Cause; Other Resignation. If the Participant’s Employment is terminated (x) by the Company without Cause or (y) by the Participant under circumstances where Sections 3(b)(i)(A) and 3(b)(i)(B) do not apply, then the purchase price per Share will be Fair Market Value (measured as of the Repurchase Notice Date);

(D)Restrictive Covenant Violation. If a Restrictive Covenant Violation occurs, then the purchase price per Share will be the lesser of (1) Fair Market Value (measured as of the Repurchase Notice Date) and (2) Cost; and

(E)Competitive Activity. In the event the Participant engages in Competitive Activity not constituting a Restrictive Covenant Violation, then the purchase price per Share will be Fair Market Value (measured as of the Repurchase Notice Date).

For all purposes under this Agreement or related to the Options or shares of Common Stock acquired pursuant to the Options, “Cost” shall mean the price per Share paid by the Participant, less any dividends received by the Participant and/or the Participant’s Family Group in respect of such Share, if any; provided, that “Cost” may not be less than zero. The Call Option (except in

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the case of any event described in Section 3(b)(i)(B) and 3(b)(i)(C)) shall expire upon the occurrence of a Public Offering.

(ii)If the Company desires to exercise the Call Option pursuant to this Section 3(b), the Company shall, not later than the expiration of the period set forth in Section 3(b) send written notice to each member of the Participant’s Family Group of its intention to purchase shares of Common Stock, specifying the number of such shares to be purchased (the “Call Notice”). Subject to the provisions of Section 4, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(iii)Notwithstanding the foregoing, if the Company elects not to exercise the Call Option pursuant to this Section 3(b), Parent may, or may elect to cause one of its Affiliates or another designee, to purchase such shares at any time on the same terms and conditions set forth in this Section 3(b) by providing written notice to each member of the Participant’s Family Group of its intention to purchase shares of Common Stock.

(c)Obligation to Sell Several. If there is more than one member of the Participant’s Family Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

4.	Certain Limitations on the Company’s Obligations to Purchase Shares of Common Stock.

(a)Deferral of Purchases. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any shares of Common Stock at any time pursuant to Section 3, regardless of whether it has delivered a Call Notice or received a Put Notice, (i)to the extent that the purchase of such shares would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or Affiliates or any of its or their property, or (B) after giving effect thereto, an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of Parent, its Subsidiaries, or its Affiliates from time to time and any restrictive financial covenants contained in the organizational documents of Parent, its Subsidiaries, or its Affiliates (a “Financing Default”); (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase; or (iii) to the extent that there is a lack of available cash on hand of the Company. The Company shall, within fifteen (15) days of learning of any such fact, so notify the Participant that it is not obligated to purchase hereunder.

(ii)Notwithstanding anything to the contrary contained herein, any shares of Common Stock which the Company elects or is required to purchase, but which in accordance with Section 4(a) are not purchased at the applicable time provided in Section 3, shall be purchased by the Company (x) by delivery of a promissory note for

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the applicable purchase price payable at such time as would not result in a Financing Default, bearing interest at the prime lending rate in effect as of the date of the exercise of the call right or at the Applicable Federal Rate at such time, if greater; or (y) if purchase by delivery of a promissory note as described in clause (x) is not permitted due to the terms of any outstanding Company indebtedness, or otherwise, then, for the applicable purchase price (measured as of the actual purchase date) on or prior to the fifteenth (15th) day after such date or dates that the purchase of such shares are no longer prohibited under Section 4(a) and the Company shall give the Participant five (5) days’ prior notice of    any such purchase.

(b)Payment for Shares of Common Stock. If at any time the Company elects or is required to purchase any shares of Common Stock pursuant to Section 3, the Company shall pay the purchase price for the shares of Common Stock it purchases (i) first, by the cancellation of any indebtedness, if any, owing from the Participant to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Participant’s Family Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the shares of Common Stock so purchased, duly endorsed; provided that if (x) any of the conditions set forth in Section 4(a) exists or (y) such purchase of shares of Common Stock would result in a Financing Default, in each case which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior financing agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within ten days after the Cash Payment Restriction no longer exists, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the “prime rate” as published for JP Morgan Chase Bank from time to time, and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by the Participant or the Participant’s Family Group, second to interest and third to principal. The Company shall have the rights set forth in clause (i) of the first sentence of this Section 4(b) whether or not the member of the Participant’s Family Group selling such shares is an obligor of the Company. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Company. To the extent that the Company is prohibited from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, the Company may elect to pay the purchase price hereunder in shares or other equity securities of one of its respective direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price, provided that such Subsidiary promptly repurchases such shares or other equity securities

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for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price.

5.Restrictive Covenants (Appendix A). The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees, in the Participant’s capacity as an investor and equity holder in the Company and its Affiliates, to the Restrictive Covenants contained in Appendix A to this Agreement and/or incorporated herein by reference. The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach by the Participant, regardless of whether a transfer of Options or shares of Common Stock to a Permitted Transferee has occurred and in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the purposes of this Agreement, the Participant shall have engaged in “Competitive Activity” if the Participant engages in any activity otherwise prohibited by Appendix A after the time limitations set forth in Appendix A.

6.Repayment of Proceeds. If the Participant’s Employment is terminated by the Company with Cause or a Restrictive Covenant Violation occurs, or the Company discovers after any termination of Employment that grounds for a termination with Cause existed at the time thereof, then the Participant shall be required to pay to the Company, within 10 business days’ of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of (a) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or dividends or distributions in respect of, shares of Common Stock acquired under any Option over (b) the aggregate price paid by the Participant for such shares. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to finding of, or termination for, Cause. The foregoing remedy shall not be exclusive.

7.No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

8.Legend on Certificates. The certificates representing the shares of Common Stock purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed or quoted or market to which the shares of Common Stock are admitted for trading and, any applicable federal or state or any other applicable laws

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and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.Transferability. The Option granted hereunder may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of an Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof. During the Participant’s lifetime, an Option is exercisable only by the Participant.

10.Withholding. No shares of Common Stock shall be delivered pursuant to any exercise of a Vested Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld in accordance with the terms of this Agreement and the Plan. The Participant shall be required to pay to the Company or any Affiliate in cash and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding taxes in respect of an Option, its exercise, or any payment or transfer under or with respect to an Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Notwithstanding the foregoing, at any time when the Company’s shares of Common Stock are listed on a national or regional securities exchange or market system, or share prices are quoted on the Over the Counter Bulletin Board, the Participant may elect to have such withholding obligation satisfied by surrendering to the Company or any Affiliate a portion of   the shares of Common Stock obtained upon exercise of the Option upon the exercise of an Option (but only to the extent of the minimum withholding required by law), and the shares of Common Stock so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such surrender.

11.Securities Laws. Upon the acquisition of any shares of Common Stock pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

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12.	Notices. Any notice under this Agreement shall be addressed as follows:

if to the Company:

V Solar Holdings, Inc. c/o 313 Acquisition LLC 4931 North 300 West

Provo, Utah 84604 Attention: President

with a copy to the attention of the General Counsel, and with copies (which shall not constitute notice) to:

313 Acquisition LLC

4931 North 300 West

Provo, Utah 84604 Attention: President

with a copy to the attention of the General Counsel,

and

The Blackstone Group, L.P. 345 Park Avenue

New York, NY 10152 Attention: Peter Wallace

and

Simpson Thacher & Bartlett LLP 425 Lexington Avenue

New York, NY 10017 Attention: Gregory T. Grogan

If to the Participant:

At the address appearing in the personnel records of the Company for the Participant.

Following the date hereof, notice may be delivered to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

13.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly within the state of Delaware (except that the provisions of Section 1 of

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Appendix A shall be governed by the law of the state where Participant is principally employed by the Company or its Subsidiaries or, if the Participant and the Company or its Subsidiaries are party to any employment agreement, the law of the state that governs such employment agreement), without giving effect to the conflict of law provisions that would direct the application of the law of any other jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought exclusively in any court of competent jurisdiction in Salt Lake City, Utah, and each of the Company and the members of Participant’s Family Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

Each of the members of Participant’s Family Group and the Company hereby irrevocably waives

(i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in Salt Lake City, Utah, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

14.Option Subject to Plan and Shareholders Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Shareholders Agreement. The Options and the shares of Common Stock received upon exercise of an Option are subject to the Plan and the Shareholders Agreement. The terms and provisions of the Plan and the Shareholders Agreement, as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan and the Shareholders Agreement, the applicable terms and provisions of the Plan will govern and prevail. In the event of a conflict between any applicable term or provision of the Plan and any term or provision of the Shareholders Agreement, the applicable terms and provisions of the Shareholders Agreement will govern and prevail.

15.Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially diminish the rights of the Participant hereunder without the consent of the Participant unless such action is made in accordance with the terms of the Plan.

16.Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided, that if the Company or its Affiliates is a party to one or more agreements with the Participant related to the matters subject to Section 5 and Appendix A, such other agreements shall remain in full force and effect and continue in addition to this Agreement and nothing in this Agreement or incorporated by reference shall supersede or replace any other confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement entered into between the Participant and the Company (or any subsidiary or Affiliate) to the extent that such agreement is more protective of the business of the Company or any subsidiary or Affiliate), and provided, further, that to the extent a Participant is party to any agreement that would, by its terms, vary the terms of this Agreement (other than with respect to the matters subject to Section 5 hereof) or the Shareholders Agreement (or provide more favorable rights and remedies to the Participant), such terms will be

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deemed amended and shall not apply to the Options granted herein or any shares of Common Stock acquired under the Option. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.

17.Injunctive Relief. Participant and Participant’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company and its Affiliates irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

18.Rights Cumulative; Waiver. The rights and remedies of Participant and the Company and/or its Affiliates under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the           exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be   deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

19.Signature in Counterparts. This Agreement may be signed in counterparts, including electronic counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of this ___________.

Grant Date:[           ]

Vesting Start Date:[ ] Shares subject to Option: [         ]

Exercise Price:[          ]

Participant

Name:[]

[]

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Acknowledged and agreed as of the date above first written:

V Solar Holdings, Inc.

By:

Its:

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SCHEDULE A- PAGE 21SCHEDULE A-1

Time-Vesting Options

1.General. One-third of the Options granted hereunder shall be “Time- Vesting Options”. Subject to the Participant’s continued Employment through the applicable vesting date, Time-Vesting Options shall vest and become exercisable with respect to twenty percent (20%) of the Time-Vesting Options on each of the first five anniversaries of the date specified as the “Vesting Start Date” on the signature page hereto.

2.Change in Control of the Company. Notwithstanding the foregoing, in the event of a Change in Control during the Participant’s continued Employment, the Time Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.

3.Change in Control of Parent Prior to a Public Offering. Notwithstanding the foregoing, in the event of a “Parent Change in Control” (as defined below) prior to a Public Offering and during the Participant’s continued Employment, the Time Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable. “Parent Change of Control” shall mean any Person or Group, other than The Blackstone Group,

L.P.and/or its affiliates (“Sponsor”), is or becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rule thereto)), directly or indirectly, of 50% or more of the total voting power of the voting equity of Parent, including by way of merger, consolidation or otherwise and Sponsor ceases to directly or indirectly control the board of directors or other governing body of Parent.

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SCHEDULE A- PAGE 216SCHEDULE A-16

Tier I Performance-Vesting Options

1.One-third of the Options granted hereunder shall be Tier I Performance- Vesting Options.

2.The Tier I Performance-Vesting Options shall become Vested Options at such time, prior to the termination of Participant’s Employment for any reason, that Parent shall have received cash proceeds in respect of its shares of Common Stock held from time to time by Parent in an amount that equals $250,000,000 more than Parent’s cumulative invested capital in respect of its shares of Common Stock (which amount shall be deemed to be $75,000,000, plus any amounts invested after November 16, 2012 and through the applicable measurement date).

3.In addition, notwithstanding any provision of this Agreement to the contrary, the Tier I Performance-Vesting Option, to the extent not then vested and exercisable, shall be immediately and automatically canceled without consideration at such time as Parent shall cease to have an investment in the Company’s Common Stock.

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SCHEDULE A- PAGE 33SCHEDULE A-3Tier II Performance-Vesting OptionsTier II Performance-Vesting Options

1.One-third of the Options granted hereunder shall be Tier II Performance- Vesting Options.

2.The Tier II Performance-Vesting Options shall become Vested Options at such time, prior to the termination of Participant’s Employment for any reason, that Parent shall have received cash proceeds in respect of its shares of Common Stock held from time to time by Parent in an amount that equals $500,000,000 more than Parent’s cumulative invested capital in respect of its shares of Common Stock (which amount shall be deemed to be $75,000,000, plus any amounts invested after November 16, 2012 and through the applicable measurement date).

3.In addition, notwithstanding any provision of this Agreement to the contrary, the Tier II Performance-Vesting Option, to the extent not then vested and exercisable, shall be immediately and automatically canceled without consideration at such time as Parent shall cease to have an investment in the Company’s Common Stock.

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Appendix A- PAGE 51Appendix A-1

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and Subsidiaries, and accordingly agrees as follows:

(i)During the Participant’s employment with the Company or its Affiliates or Subsidiaries (the “Employment Term”) and for a period of one year following the date the Participant ceases to be employed by the Company or its Affiliates or Subsidiaries (the “Restricted Period”), the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (for the purposes of this Appendix A, a “Person”), directly or indirectly solicit or assist in soliciting the business of any then-current or prospective client or customer of any member of the Restricted Group in competition with the Restricted Group in the Business.

indirectly:

(ii)	During the Restricted Period, the Participant will not directly or

(A)engage in the Business anywhere in the United States, or in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including, for the avoidance of doubt, by entering into the employment of or rending any services to a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(B)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)Notwithstanding anything to the contrary in this Appendix A, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

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Appendix A- PAGE 519Appendix A-19

(iv)During the Employment Term and the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B)hire any executive-level employee, key personnel, or manager- level employee (i.e., any operations manager or district sales manager) who was employed by the Restricted Group as of the date of the Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of the Participant’s employment with the Company; or

(C)encourage any consultant of the Restricted Group to cease working with the Restricted Group.

(v)	For purposes of this Agreement:

(A)“Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective Affiliates (including The Blackstone Group L.P. and its Affiliates).

(B)“Business” shall mean (1) origination, installation, or monitoring services related to residential or commercial security, life-safety, energy management or home automation services, (2) installation or servicing of residential or commercial solar panels or sale of electricity generated by solar panels, (3) design, engineering or manufacturing of technology or products related to residential or commercial security, life-safety, energy management or home automation services and/or (4) provision      of television, wireless voice and/or data services, including internet, through                a common internet connectivity pipeline into the home.

(C)“Core Competitor” shall mean ADT Security Services/Tyco Integrated Security, Security Networks, LLC, Protection 1, Inc., Protect America, Inc., Stanley Security Solutions, Inc., Vector Security, Inc., Slomins, Inc., Monitronics International, Inc., Life Alert, Comcast Corporation, Time Warner, Inc., AT&T Inc., Verizon Communications, Inc., DISH Network Corp., DIRECTV, Pinnacle, JAB Wireless, Inc., Clearwire Corporation, CenturyLink, Inc., Cox Communication, Inc. and any of their respective Affiliates and current or future dealers, and Sungevity, Inc., RPS, Sunrun Inc., Solar City Corporation, Clean Power Finance, SunPower Corporation, Corbin Solar Solutions LLC, Galkos Construction, Inc., Zing Solar, Terrawatt, Inc., and any of their respective Affiliates or current or future dealers.

(vi)Notwithstanding the foregoing, if Executive’s principal place of employment is located in California, then the provisions of Sections 1(a)(i) and 1(a)(ii) of this Appendix A shall not apply following Executive’s termination of employment to the extent any such provision is prohibited by applicable California law.

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Appendix A- PAGE 520Appendix A-20

(b)During the Employment Term and the three-year period beginning immediately following the Employment Term, the Participant agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors (or any of its or their respective employees, officers or directors (it being understood that comments made in the Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement).   Nothing set forth herein shall be interpreted to prohibit the Participant from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

(c)It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e)The provisions of Section 1 hereof shall survive the termination of the Participant’s employment for any reason.

2.	Confidentiality; Intellectual Property.

(a)	Confidentiality.

(i)The Participant will not at any time (whether during or after the Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than the Participant’s professional advisers who are bound by confidentiality obligations or otherwise in performance of the Participant’s duties under the Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or

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Appendix A- PAGE 521Appendix A-21

future business, activities and operations of the Company, its Affiliates or Subsidiaries and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (b) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, the Participant will not disclose to anyone, other than the Participant’s family (it being understood that, in this Agreement, the term “family” refers to the Participant, the Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that the Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv)Upon termination of the Participant’s employment with the Company for any reason, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and

(y)immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)	Intellectual Property.

(i)If the Participant creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual          materials) (“Works”), either alone or with third parties, at any time during the Participant’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), the Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of the

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Appendix A- PAGE 522Appendix A-22

Participant’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If the Participant creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, the Participant will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(ii)The Participant shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(iii)The Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior             written permission of such third party. The Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to the Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(iv)The provisions of Section 2 hereof shall survive the termination of the Participant’s employment for any reason.

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Exhibit A

V Solar Holdings, Inc. 2013 Omnibus Incentive Plan

(Distributed Separately)

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Exhibit B Shareholders Agreement (Distributed Separately)

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